UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2006

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21295	77-0436410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2801 Trade Center Drive, Suite 120, Carrollton, Texas   75007
(Address of principal executive office)   (Zip Code)

Registrant’s telephone number, including area code: (972) 245-7353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13c-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 8, Victor A. DeMarines, age 69, and Kenneth A. Minihan, age 62, were appointed to our board of directors.

From 1994 until his retirement in May 2000, Mr. DeMarines was President and Chief Executive Officer of MITRE Corporation, a nonprofit organization that provides security solutions for the computer systems of the Department of Defense, the Federal Aviation Administration, the Internal Revenue Service and several organizations in the U.S. intelligence community. Mr. DeMarines currently serves on the board of trustees of MITRE. Mr. DeMarines is a director of Verint Systems Inc. and Netscout Systems, Inc., a member of the Massachusetts Business Roundtable, and has served as an advisor to the Department of Defense on matters concerning the transformation of the military. Mr. DeMarines also served as a Presidential Executive with the Department of Transportation and is a Lieutenant (retired) of the U.S. Air Force.

Lieutenant General Minihan, currently a Managing Director of the Paladin Capital Group, a private equity firm, was a career U.S. Air Force officer who attained the rank of Lieutenant General until his retirement from the Air Force on June 1, 1999 after more than 33 years of active service. Lieutenant General Minihan served as the 14th Director of the National Security Agency/Central Security Services and was the senior uniformed intelligence officer in the Department of Defense. Prior to this, Lieutenant General Minihan served as the Director of the Defense Intelligence Agency. Lieutenant General Minihan is currently the President of the Security Affairs Support Association, is a member of several organizations, including the Air Force Association and the National Military Intelligence Association and consults and works on national security and intelligence committees and panels. Lieutenant General Minihan was awarded the National Security Medal, the Defense Distinguished Service Medal, the Bronze Star and the National Intelligence Distinguished Service Medal, among other awards and decorations. Lieutenant General Minihan is also a director of Verint Systems Inc. and MTC Technologies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GVI SECURITY SOLUTIONS, INC.

Date: May 11, 2006	By:	/s/ Steven Walin
Name: Steven Walin
Title: Chief Executive Officer